UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

( ) Check this box if no longer subject to Section 16.

1. Name and Address of Reporting Person
   Debrovner, Steven H.
   2nd Floor, 12/13 Exchange Place
   Dublin 1 Ireland
   Ireland
2. Issuer Name and Ticker or Trading Symbol
   ESG Re Limited (ESREF)
3. IRS or Social Security Number of Reporting Person (Voluntary)
4. Statement for Month/Year
   11/2000 R1
5. If Amendment, Date of Original (Month/Day/Year)
   03/09/2001
6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director                   ( ) 10% Owner
   (X) Officer (give title below) ( ) Other (specify below)
   Director of Marketing
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

TABLE I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
+---------------------------------+----------+-------------+-----------------------------+----------------+-----------+------------+
|1. Title of Security             |2. Trans- |3. Trans-    |4. Securities Acquired (A)   |5. Amount of    |6. Owner-  |7. Nature   |
|                                 |   action |   action    |   or Disposed of (D)        |   Securities   |   ship    |   of In-   |
|                                 |   Date   |   Code      |                             |   Beneficially |   Form:   |   direct   |
|                                 |          |             |                             |   Owned at     |   Direct  |   Bene-    |
|                                 |  (Month/ |             |                             |   End of       |   (D) or  |   ficial   |
|                                 |   Day/   +-------+-----+-----------+------+----------+   Month        |   Indirect|   Owner-   |
|                                 |   Year)  |Code   |V    |Amount     |A/D   |Price     |                |   (I)     |   ship     |
+---------------------------------+----------+-------+-----+-----------+------+----------+----------------+-----------+------------+

TABLE II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
+-------------+--------+----------+---------+-----------+---------------------+----------------+----------+--------+-------+-------+
|1.           |2.      |3.        |4.       |5.         |6.                   |7.              |8.        |9.      |10.    |11.    |
|             |        |          |         |           |                     |                |          |Number  |Owner- |       |
|             |        |          |         |           |                     |                |          |of      |ship   |       |
|             |        |          |         |           |                     |                |          |Deriv-  |Form of|       |
|             |        |          |         |           |                     |Title and Amount|          |ative   |Deriv- |       |
|             |        |          |         |           |                     |of Underlying   |          |Secur-  |ative  |Nature |
|             |Conver- |          |         |Number of  |                     |Securities      |          |ities   |Secur- |of     |
|             |sion or |          |         |Derivative |Date Exercisable     +-------+--------+          |Benefi- |ity:   |In-    |
|             |Exercise|          |         |Securities |and Expiration Date  |       |Amount  |          |cially  |Direct |direct |
|             |Price of|Transac-  |Transac- |Acquired(A)|(Month/Day/Year)     |       |or      |          |Owned   |(D) or |Bene-  |
|Title of     |Deriv-  |tion Date |tion Code|Disposed(D)+----------+----------+       |Number  |Price of  |at End  |In-    |ficial |
|Derivative   |ative   |(Month/   +------+--+-----+-----+Date Exer-|Expira-   |       |of      |Derivative|of      |direct |Owner- |
|Security     |Security|Day/Year) |Code  |V |(A)  |(D)  |cisable   |tion Date |Title  |Shares  |Security  |Month   |(I)    |ship   |
+-------------+--------+----------+------+--+-----+-----+----------+----------+-------+--------+----------+--------+-------+-------+
Stock Options  $16.81   11/15/2000 D      V        12500 02/25/1999 02/25/2009 Common  12500    $0.000000           D
(Right to buy)                                                                 Stock
(1)
Stock Options  $16.81   11/15/2000 D      V        12500 02/25/2001 02/25/2009 Common  12500    $0.000000           D
(Right to buy)                                                                 Stock
(1)
Stock Options  $16.81   11/15/2000 D      V        12500 02/25/2003 02/25/2009 Common  12500    $0.000000           D
(Right to buy)                                                                 Stock
(1)
Stock Options  $16.81   11/15/2000 D      V        12500 02/25/2002 02/25/2009 Common  12500    $0.000000  0        D
(Right to buy)                                                                 Stock
(1)
Stock Options  $20      11/15/2000 D      V        22500 12/12/1997 12/12/2007 Common  22500    $0.000000           D
(Right to buy)                                                                 Stock
(1)
Stock Options  $20      11/15/2000 D      V        22500 12/12/1999 12/12/2007 Common  22500    $0.000000           D
(Right to buy)                                                                 Stock
(1)
Stock Options  $20      11/15/2000 D      V        22500 12/12/2000 12/12/2007 Common  22500    $0.000000           D
(Right to buy)                                                                 Stock
(1)
Stock Options  $20      11/15/2000 D      V        22500 12/12/2001 12/12/2007 Common  22500    $0.000000  0        D
(Right to buy)                                                                 Stock
(1)
Stock Options  $25.5    11/15/2000 D      V        5625  05/04/1998 05/04/2008 Common  5625     $0.000000           D
(Right to buy)                                                                 Stock
(1)
Stock Options  $25.5    11/15/2000 D      V        5625  05/04/2000 05/04/2008 Common  5625     $0.000000           D
(Right to buy)                                                                 Stock
(1)
Stock Options  $25.5    11/15/2000 D      V        5625  05/04/2001 05/04/2008 Common  5625     $0.000000           D
(Right to buy)                                                                 Stock
(1)
Stock Options  $25.5    11/15/2000 D      V        5625  05/04/2002 05/04/2008 Common  5625     $0.000000  0        D
(Right to buy)                                                                 Stock
(1)

Explanation of Responses:
(1) The Issuer made an offer to all current employees holding stock options with exercise prices above $14.50 per share to repurchase those options for a nominal sum. No commitment was made to grant new options to replace the cancelled options. Reporting Person accepted the offer with respect to this option.

SIGNATURE OF REPORTING PERSON
/s/ Steven H. Debrovner

DATE
03/16/2001